SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                               FORM 8-K

                           CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported)
                          September 20, 2001

                    ORS AUTOMATION, INC.
            (Exact name of registrant as specified in its charter)




           Delaware                      0-10854            13-27956-75
(State or other jurisdiction          (Commission          (IRS Employer
    of incorporation)                 File Number)          ID Number)


                            402 Wall Street
                        Princeton, NJ  08540
                 (Address of principal executive offices)


       Registrant's telephone number, including area code (609)924-1667






Item 5. ORS Automation, Inc. (the "Company") announces that two directors of the Company, William Trautman and Howard W. Imhof, resigned as directors of the Company. In the resignations, the directors did not state any disagreements with the Company on any matter relating to the Company's operations, policies or practices. As a result of these resignations, Edward Kornstein, the President of the Company, is currently the Company's sole director.

          In a separate matter, the Company announces that it was advised by

Affiliated Manufacturers, Inc., a principal shareholder and principal customer of the Company, that it did not anticipate making any purchases of the Company's products and services for the next year and that rather than paying the Company $353,593 owed to the Company and listed as accounts receivable in the Form 10-QSB for the quarter ended June 30, 2001, it would offset those accounts receivable against notes and accrued interest, which the Company owes to Affiliated Manufacturers, Inc. Based on the foregoing, the Company believes that its available cash flow will only allow it to continue operations until December 31, 2001, unless it is able to generate new sales of its products and services during that period of time, for which there can be no assurance.

Forward Looking Statements

The information provided in this report may contain forward looking statements or statements which express or arguably imply or suggest certain things about the Company's future. These statements are based on assumptions that the Company believes are reasonable, but a number of factors could cause the Company's actual results to differ materially from those expressed or implied by these statements. Investors are advised to review the disclosure in the Management's Discussion and Analysis Section contained in the Form10-QSB for the quarter ended June 30, 2001 for a discussion of other meaningful factors that may affect the Company.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  ORS AUTOMATION, INC.
                                                      (Registrant)



Date:  September 20, 2001                    By:   /s/ Edward Kornstein
                                             Edward Kornstein, President